Exhibit 99.1

Contacts:       Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Net Income of $579,000 in the Third Fiscal Quarter,
Highlighted by Net Interest Margin Expansion and Credit Quality Improvements

Vancouver, WA – January 27, 2011 – Riverview Bancorp, Inc. (“Riverview” or the “Company”) (NASDAQ GSM: RVSB), the parent company of Riverview Community Bank (“Bank”), today reported its net income increased to $579,000, or $0.03 per diluted share, for the third fiscal quarter ended December 31, 2010, compared to a net loss of $1.3 million, or $0.12 per diluted share, for the third fiscal quarter a year ago. For the first nine months of fiscal 2011, Riverview earned $3.5 million, or $0.20 per diluted share, compared to a net loss of $741,000, or $0.07 per diluted share, for the first nine months of fiscal 2010.

“We posted our third consecutive profitable quarter, with net interest margin expansion and credit quality improvements,” said Pat Sheaffer, Chairman and CEO. “We have reduced both our non-performing loan and non-performing asset balances while significantly increasing our reserve levels to 103.5% of non-performing loans. Although credit costs remained elevated, we have seen a significant slowdown in new problem loans and we believe that the worst of this credit cycle is behind us.”

Third Quarter Fiscal 2011 Highlights (at or for the period ended December 31, 2010)
•	Net income of $579,000, or $0.03 per diluted share.
•	Net interest margin improved to 4.60%.
•	Non-performing loans decreased 52.2% from the prior quarter to $16.9 million (2.49% of total loans).
•	Non-performing assets decreased 13.7% from the prior quarter to $47.6 million (5.68% of total assets).
•	Allowance for loan losses was 2.58% of total loans and 103.5% of non-performing loans.
•	Reduced concentration in land development and speculative construction loans by 13.6% during the quarter. These two segments accounted for 11.1% of the total loan portfolio at December 31, 2010.
•	Improved capital levels - total risk-based capital ratio of 14.39% and Tier 1 leverage ratio of 11.38%.
•	Tangible common equity ratio of 9.8%.

Credit Quality

“We continue to see many positive trends not only in our earnings and capital levels, but also importantly in our asset quality,” said Dave Dahlstrom, EVP and Chief Credit Officer. “During the quarter, we saw continued improvements in non-performing loans, non-performing assets and new loan delinquencies. We have been in the process of working many of our problem credits for 12-18 months and are getting closer to the resolution phase of the foreclosure process.”

Non-performing loans (NPLs) decreased to $16.9 million at December 31, 2010 compared to $35.3 million at September 30, 2010 and were at their lowest level since March 31, 2008. NPLs represented 2.49% of total loans at December 31, 2010, compared to 5.06% of total loans at September 30, 2010. “The decrease in NPLs during the quarter was attributable to the transfer of several properties into real estate owned as well as principal repayments totaling $2.6 million on past due loans,” said Dahlstrom. The transfer of new loans into nonaccrual also slowed significantly with only $1.6 million of new loans added during the current quarter compared to $11.9 million in the prior linked quarter. The balance of NPLs has declined $24.2 million, or 58.9%, from its peak of $41.1 million at June 30, 2009.

Loans delinquent 30 to 89 days improved to 0.71% of total loans compared to 1.30% of total loans at September 30, 2010. The bulk of these delinquencies were concentrated in single-family residential loans totaling $2.3 million.

As expected, real estate owned (REO) increased to $30.7 million at December 31, 2010 compared to $19.8 million at September 30, 2010. The Company expected this increase based on expected foreclosure dates and agreements made with certain borrowers. The REO balance consisted primarily of completed residential properties and residential building land and lots, all of which have been written down to their net realizable value based on recent or updated appraisals.

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

“We continue to convert non-performing loans to REO as quickly as possible, enabling us to actively market and liquidate these properties,” said Dahlstrom. “During the third quarter, we added properties that totaled $12.8 million to REO, we sold properties totaling $1.2 million and have several additional properties which we expect will be sold during the next three months.”

NPAs decreased $7.5 million during the quarter to $47.6 million, or 5.68% of total assets, at December 31, 2010.

Riverview’s allowance for loan losses was $17.5 million at December 31, 2010 representing 2.58% of total loans. The ratio of allowance for loan losses to non-performing loans was 103.5% at December 31, 2010 compared to 53.8% at September 30, 2010. The provision for loan losses was $1.6 million in the third fiscal quarter compared to $1.7 million in the preceding quarter and $4.5 million in the third quarter a year ago. Charge-offs for the third fiscal quarter were $3.2 million compared to $2.2 million in the prior quarter. Charge-offs during the quarter exceeded the provision for loan losses due primarily to specific impairment reserves established by the Company in previous quarters which were charged off during the current quarter.

Net Interest Margin

Riverview’s net interest margin was 4.60% for the third quarter. This represented an improvement of 14 basis points compared to the preceding quarter and 17 basis points compared to the third quarter a year ago. For the first nine months of fiscal 2011 the net interest margin was 4.62%, a 28 basis point improvement compared to the first nine months of fiscal 2010. “The increase in the net interest margin compared to the preceding quarter is primarily the result of decreasing interest expense on deposits,” said Kevin Lycklama, EVP and CFO. “For the fourteenth consecutive quarter the Company was able to reduce the cost of its deposits. The cost of deposits was 0.87% during the current quarter, a decrease of 11 basis points from the prior quarter and 53 basis points for the same quarter in prior year. However, our net interest margin continues to be negatively impacted by the larger levels of interest-bearing cash invested at the current low yields. The margin expansion was also offset by a two basis point reduction for loans placed on nonaccrual during the quarter.”

Income Statement

Third quarter net interest income was $8.8 million compared to $8.7 million in both the preceding quarter and the third quarter a year ago. In the first nine months of fiscal 2011 net interest income was $26.5 million, compared to $26.3 million in the first nine months of fiscal 2010. Operating revenue, which consists of net interest income plus non-interest income, was $10.7 million in the third quarter and in the prior linked quarter, however, this was an increase from $10.2 million in the third quarter a year ago.

Non-interest income was $1.9 million in the third quarter compared to $2.1 million in the preceding quarter and $1.5 million in the third quarter a year ago. For the first nine months of fiscal 2011 non-interest income increased 13.5% to $6.2 million compared to $5.4 million for the first nine months of fiscal 2010. The increase from the prior year is primarily due to a $915,000 impairment charge on an investment security in the prior year.

Riverview Asset Management Corp. (“RAMCorp”), a trust company subsidiary of the Bank, increased its fee income 13% compared to same quarter in the prior year. Assets under management increased to $308 million, a 10% increase since December 31, 2009. “RAMCorp continues to be a very important part of the Bank’s operations,” said Ron Wysaske, President and COO. “Through the products and services offered by the RAMCorp, we are able to add a sustainable source of non-interest income that we would not otherwise have.”

Non-interest expense was $8.3 million in the third quarter compared to $7.4 million in the preceding quarter and $7.8 million in the third quarter a year ago. On a linked quarter basis, non-interest expense increased $841,000 primarily as a result of an increase in REO expenses and valuation write downs. For the first nine months of fiscal 2011 non-interest expense improved to $22.9 million compared to $23.0 million a year ago.

Balance Sheet Review

Loan balances declined during the current quarter, reflecting the continued lack of loan demand caused by the weak economic conditions and the Company’s planned reduction in the construction and land development portfolios. The Company’s loan portfolio continues to be well-diversified and the Company believes it has reduced the credit risk of its loan portfolio by recent actions taken including reducing its exposure to construction and land development loans and reducing the balance of non-performing loans. Net loans declined $19.9 million during the quarter to $660.1 million at December 31, 2010, compared to $679.9 million at September 30, 2010.

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

Riverview continues to reduce its exposure to land development and speculative construction loans, reducing the balance of these portfolios to $75.1 million at December 31, 2010 compared to $87.0 million in the prior quarter and $108.0 million at a year ago. Speculative construction loans declined $5.2 million from the preceding quarter to $19.2 million, and represent only 2.8% of the total loan portfolio while land development loans declined $6.6 million from the prior quarter to $56.0 million and represent 8.3% of the total loan portfolio at December 31, 2010.

The total commercial real estate (CRE) loan portfolio was $359.7 million as of December 31, 2010, of which 29% was owner-occupied and 71% was investor-owned. At December 31, 2010, the CRE portfolio contained three loans totaling $1.4 million that were more than 90 days past due, representing 0.4% of the total commercial real estate portfolio. There were no CRE loans delinquent 30 to 89 days at December 31, 2010.

Total deposits were $696.7 million at December 31, 2010 compared to $718.0 million at September 30, 2010 and $679.6 million a year ago. Average total deposits were $711.3 million for the third quarter compared to $716.3 million in the prior quarter. The decline in deposits was primarily due to a $10.0 million payoff in brokered deposits. At December 31, 2010, the Bank had no wholesale-brokered deposits. During the current quarter, average customer branch deposits increased $3.0 million. The loan to deposit ratio was 97% at December 31, 2010 compared to 109% a year ago.

Capital and Liquidity

The Bank continues to maintain capital levels significantly in excess of the requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 14.39% and a Tier 1 leverage ratio of 11.38% at December 31, 2010. Riverview’s tangible common equity was 9.8% of tangible assets at December 31, 2010. The Company also has an additional $12.1 million in cash that could be used in the future to boost the Bank’s capital levels or support future growth.

Riverview Community Bank’s actual and required minimum capital amounts and ratios are presented as follows:

Dec. 31, 2010	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital	(dollars in thousands)
(To Risk-Weighted Assets)	$99,906	14.39%	$55,560	8.00%	$69,450	10.00%
Tier 1 Capital
(To Risk-Weighted Assets)	91,160	13.13%	27,780	4.00%	41,670	6.00%
Tier 1 Capital
(To Adjusted Tangible Assets)	91,160	11.38%	32,032	4.00%	40,040	5.00%

At December 31, 2010, the Bank had available liquidity of over $390 million, including more than $300 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and $50 million from our cash and short-term investments. As of December 31, 2010, the Bank had no outstanding borrowings.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provided non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	Dec. 31,	Sept. 30,	Dec. 31,	March 31,
(Dollars in thousands)	2010	2010	2009	2010

Shareholders’ equity	$106,030	$105,719	$88,607	$83,934
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	665	735	853	823

Tangible shareholders’ equity	$79,793	$79,412	$62,182	$57,539

Total assets	$838,417	$858,865	$857,597	$837,953
Goodwill	25,572	25,572	25,572	25,572
Other intangible assets, net	665	735	853	823

Tangible assets	$812,180	$832,558	$831,172	$811,558

Because Riverview has not taken part in the US Treasury’s TARP/CPP program, all its shareholder equity is common stock. The Company’s tangible common equity ratio is 9.8%.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $838 million, it is the parent company of the 87 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions; we have entered into with the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2010	September 30, 2010	December 31, 2009	March 31, 2010
ASSETS

Cash (including interest-earning accounts of $27,548, $36,002, $1,157	$35,900	$48,505	$15,506	$13,587
and $3,384)
Certificate of deposits	17,141	14,951	-	-
Loans held for sale	581	417	250	255
Investment securities held to maturity, at amortized cost	505	512	517	517
Investment securities available for sale, at fair value	6,255	6,688	6,923	6,802
Mortgage-backed securities held to maturity, at amortized	194	199	331	259
Mortgage-backed securities available for sale, at fair value	2,007	2,306	3,102	2,828
Loans receivable (net of allowance for loan losses of $17,463, $19,029,
$18,229, and $21,642)	660,075	679,925	721,180	712,837
Real estate and other pers. property owned	30,704	19,766	23,051	13,325
Prepaid expenses and other assets	6,206	6,541	8,982	7,934
Accrued interest receivable	2,498	2,644	2,639	2,849
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350	7,350
Premises and equipment, net	15,655	15,893	18,267	16,487
Deferred income taxes, net	11,307	11,209	7,869	11,177
Mortgage servicing rights, net	423	470	512	509
Goodwill	25,572	25,572	25,572	25,572
Core deposit intangible, net	242	265	341	314
Bank owned life insurance	15,802	15,652	15,205	15,351

TOTAL ASSETS	$838,417	$858,865	$857,597	$837,953

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$696,749	$718,028	$679,570	$688,048
Accrued expenses and other liabilities	9,697	8,898	5,263	6,833
Advance payments by borrowers for taxes and insurance	227	507	148	427
Federal Home Loan Bank advances	-	-	-	23,000
Federal Reserve Bank advances	-	-	58,300	10,000
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,578	2,589	2,620	2,610
Total liabilities	731,932	752,703	768,582	753,599

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2010 - 22,471,890 issued and outstanding;
September 30, 2010 – 22,471,890 issued and outstanding;	225	225	109	109
December 31, 2009 – 10,923,773 issued and outstanding;
March 31, 2010 – 10,923,773 issued and outstanding;
Additional paid-in capital	65,642	65,746	46,920	46,948
Retained earnings	42,339	41,760	43,581	38,878
Unearned shares issued to employee stock ownership trust	(722)	(748)	(825)	(799)
Accumulated other comprehensive loss	(1,454)	(1,264)	(1,178)	(1,202)
Total shareholders’ equity	106,030	105,719	88,607	83,934

Noncontrolling interest	455	443	408	420
Total equity	106,485	106,162	89,015	84,354

TOTAL LIABILITIES AND EQUITY	$838,417	$858,865	$857,597	$837,953

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
INTEREST INCOME:
Interest and fees on loans receivable	$ 10,593	$ 10,672	$ 11,376	$ 32,458	$ 34,725
Interest on investment securities-taxable	28	32	56	115	220
Interest on investment securities-non taxable	14	14	26	43	89
Interest on mortgage-backed securities	21	23	32	70	107
Other interest and dividends	77	48	23	140	63
Total interest income	10,733	10,789	11,513	32,826	35,204

INTEREST EXPENSE:
Interest on deposits	1,567	1,764	2,391	5,232	7,533
Interest on borrowings	359	375	396	1,119	1,352
Total interest expense	1,926	2,139	2,787	6,351	8,885
Net interest income	8,807	8,650	8,726	26,475	26,319
Less provision for loan losses	1,600	1,675	4,500	4,575	10,050

Net interest income after provision for loan losses	7,207	6,975	4,226	21,900	16,269

NON-INTEREST INCOME:
Fees and service charges	955	1,077	1,121	3,131	3,516
Asset management fees	520	492	460	1,533	1,434
Gain on sale of loans held for sale	96	124	152	339	712
Impairment of investment security	-	-	(456)	-	(915)
Bank owned life insurance income	151	150	154	451	456
Other	142	207	91	696	217
Total non-interest income	1,864	2,050	1,522	6,150	5,420

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,090	4,085	3,741	12,115	11,305
Occupancy and depreciation	1,208	1,148	1,241	3,497	3,691
Data processing	274	248	228	774	705
Amortization of core deposit intangible	23	23	26	72	84
Advertising and marketing expense	187	255	212	577	522
FDIC insurance premium	402	417	378	1,240	1,518
State and local taxes	184	147	106	502	406
Telecommunications	105	105	107	317	336
Professional fees	311	321	292	958	926
Real estate owned expenses	897	120	826	1,183	1,788
Other	572	543	635	1,695	1,766
Total non-interest expense	8,253	7,412	7,792	22,930	23,047

INCOME (LOSS) BEFORE INCOME TAXES	818	1,613	(2,044)	5,120	(1,358)
PROVISION (BENEFIT) FOR INCOME TAXES	239	496	(758)	1,659	(617)
NET INCOME (LOSS)	$ 579	$ 1,117	$ (1,286)	$ 3,461	$ (741)

Earnings (loss) per common share:
Basic	$ 0.03	$ 0.06	$ (0.12)	$ 0.20	$ (0.07)
Diluted	$ 0.03	$ 0.06	$ (0.12)	$ 0.20	$ (0.07)
Weighted average number of shares outstanding:
Basic	22,296,378	18,033,354	10,723,628	17,044,751	10,717,493
Diluted	22,297,043	18,033,354	10,723,628	17,044,751	10,717,493

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
AVERAGE BALANCES
Average interest–earning assets	$760,826	$769,423	$783,028	$761,816	$805,989
Average interest-bearing liabilities	645,014	658,973	680,654	653,352	705,012
Net average earning assets	115,812	110,450	102,374	108,464	100,977
Average loans	692,025	707,944	743,949	709,868	766,900
Average deposits	711,305	716,279	677,437	709,057	659,639
Average equity	107,728	100,306	91,327	98,198	91,039
Average tangible equity	81,443	73,969	64,874	71,864	64,414

ASSET QUALITY	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009

Non-performing loans	16,879	35,346	36,402
Non-performing loans to total loans	2.49%	5.06%	4.92%
Real estate/repossessed assets owned	30,704	19,766	23,051
Non-performing assets	47,583	55,112	59,453
Non-performing assets to total assets	5.68%	6.42%	6.93%
Net loan charge-offs in the quarter	3,166	2,211	4,342
Net charge-offs in the quarter/average net loans	1.82%	1.24%	2.32%

Allowance for loan losses	17,463	19,029	18,229
Allowance for loan losses and unfunded loan
commitments	17,634	19,188	18,502
Average interest-earning assets to average
interest-bearing liabilities	117.95%	116.76%	115.04%
Allowance for loan losses to
non-performing loans	103.46%	53.84%	50.08%
Allowance for loan losses to total loans	2.58%	2.72%	2.47%
Allowance for loan losses and
unfunded loan commitments to total loans	2.60%	2.75%	2.50%
Shareholders’ equity to assets	12.65%	12.31%	10.33%

LOAN MIX	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	March 31, 2010
Commercial and construction
Commercial	$85,768	$93,026	$111,662	$108,368
Other real estate mortgage	454,058	458,621	454,345	459,178
Real estate construction	32,870	52,262	82,116	75,456
Total commercial and construction	572,696	603,909	648,123	643,002
Consumer
Real estate one-to-four family	102,488	92,682	88,507	88,861
Other installment	2,354	2,363	2,779	2,616
Total consumer	104,842	95,045	91,286	91,477

Total loans	677,538	698,954	739,409	734,479

Less:
Allowance for loan losses	17,463	19,029	18,229	21,642
Loans receivable, net	$660,075	$679,925	$721,180	$712,837

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
December 31, 2010	(Dollars in thousands)
Commercial	$85,768	$-	$-	$85,768
Commercial construction	-	-	10,853	10,853
Office buildings	-	94,394	-	94,394
Warehouse/industrial	-	49,059	-	49,059
Retail/shopping centers/strip malls	-	85,324	-	85,324
Assisted living facilities	-	33,568	-	33,568
Single purpose facilities	-	97,372	-	97,372
Land	-	55,976	-	55,976
Multi-family	-	38,365	-	38,365
One-to-four family	-	-	22,017	22,017
Total	$85,768	$454,058	$32,870	$572,696

March 31, 2010	(Dollars in thousands)
Commercial	$108,368	$-	$-	$108,368
Commercial construction	-	-	40,017	40,017
Office buildings	-	90,000	-	90,000
Warehouse/industrial	-	46,731	-	46,731
Retail/shopping centers/strip malls	-	80,982	-	80,982
Assisted living facilities	-	39,604	-	39,604
Single purpose facilities	-	93,866	-	93,866
Land	-	74,779	-	74,779
Multi-family	-	33,216	-	33,216
One-to-four family	-	-	35,439	35,439
Total	$108,368	$459,178	$75,456	$643,002

(Dollars in thousands)

DEPOSIT MIX	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	March 31, 2010

Interest checking	$85,733	$82,318	$74,199	$70,837
Regular savings	34,913	35,132	30,153	32,131
Money market deposit accounts	216,155	207,607	195,117	209,580
Non-interest checking	86,863	93,590	83,396	83,794
Certificates of deposit	273,085	299,381	296,705	291,706
Total deposits	$696,749	$718,028	$679,570	$688,048

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
December 31, 2010	(Dollars in thousands)
Non-performing assets

Commercial	$1,285	$981	$1,762	$-	$-	$4,028
Commercial real estate	-	692	751	-	-	1,443
Land	-	-	1,816	-	1,379	3,195
Multi-family	-	-	-	-	-	-
Commercial construction	-	-	-	-	-	-
One-to-four family construction	3,079	2,436	1,129	-	-	6,644
Real estate one-to-four family	243	310	1,016	-	-	1,569
Consumer	-	-	-	-	-	-
Total non-performing loans	4,607	4,419	6,474	-	1,379	16,879

REO	5,239	8,932	12,051	4,482	-	30,704

Total non-performing assets	$9,846	$13,351	$18,525	$4,482	$1,379	$47,583

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
December 31, 2010	(Dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$6,081	$4,171	$37,124	$-	$8,600	$55,976
Spec Construction Loans	3,079	8,746	7,305	37	-	19,167

Total Land and Spec Construction	$9,160	$12,917	$44,429	$37	$8,600	$75,143

RVSB Third Quarter Fiscal 2011 Results
January 27, 2011

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009

Efficiency ratio (4)	77.34%	69.27%	76.03%	70.28%	72.61%
Coverage ratio (6)	106.71%	116.70%	111.99%	115.46%	114.20%
Return on average assets (1)	0.27%	0.52%	-0.59%	0.54%	-0.11%
Return on average equity (1)	2.13%	4.42%	-5.59%	4.68%	-1.08%
Average rate earned on interest-earned assets	5.60%	5.57%	5.84%	5.72%	5.81%
Average rate paid on interest-bearing liabilities	1.18%	1.29%	1.62%	1.29%	1.67%
Spread (7)	4.42%	4.28%	4.22%	4.43%	4.14%
Net interest margin	4.60%	4.46%	4.43%	4.62%	4.34%

PER SHARE DATA
Basic earnings per share (2)	$0.03	$0.06	$(0.12)	$0.20	$(0.07)
Diluted earnings per share (3)	0.03	0.06	(0.12)	0.20	(0.07)
Book value per share (5)	4.72	4.70	8.11	4.72	8.11
Tangible book value per share (5)	3.55	3.53	5.69	3.55	5.69
Market price per share:
High for the period	$2.80	$2.49	$3.93	$3.81	$4.32
Low for the period	2.00	1.73	2.24	1.73	2.24
Close for period end	2.72	1.98	2.24	2.72	2.24
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,296,378	18,033,354	10,723,628	17,044,751	10,717,493
Diluted (3)	22,297,043	18,033,354	10,723,628	17,044,751	10,717,493

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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